Exhibit 99.4

CBS CORPORATION

Offer to Exchange up to 97,000,000 Shares of Common Stock of

CBS OUTDOOR AMERICAS INC.

which are owned by CBS Corporation

for Outstanding Shares of Class B Common Stock of

CBS CORPORATION

Pursuant to the Prospectus dated June 11, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 9, 2014, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CBS CLASS B COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

June 11, 2014

To Our Clients:

Enclosed for your consideration are the prospectus dated June 11, 2014 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by CBS Corporation, a Delaware corporation (“CBS”), up to 97,000,000 shares of common stock, par value $0.01 per share (“Outdoor Americas common stock”), of CBS Outdoor Americas Inc., a Maryland corporation (“Outdoor Americas”), owned by CBS for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B common stock”), of CBS that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, at an exchange ratio of shares of Outdoor Americas common stock for each share of CBS Class B common stock tendered, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

We are the holder of record (directly or indirectly) of shares of CBS Class B common stock held for your account. As such, a tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of CBS Class B common stock held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of CBS Class B common stock held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus.

Your attention is directed to the following:

1. For each $100 of your shares of CBS Class B common stock that are accepted in the Exchange Offer, you will receive approximately $107.53 of Outdoor Americas common stock, based on the average trading prices of Outdoor Americas common stock and CBS Class B common stock on the New York Stock Exchange (the “NYSE”) as described below, and subject to an upper limit of 2.1917 shares of Outdoor Americas common stock per share of CBS Class B common stock. The Exchange Offer does not provide for a lower limit or minimum exchange ratio. IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $107.53 OF OUTDOOR AMERICAS COMMON STOCK FOR EACH $100 OF CBS CLASS B COMMON STOCK THAT YOU VALIDLY TENDER, AND YOU COULD RECEIVE MUCH LESS.

The average values of the CBS Class B common stock and the Outdoor Americas common stock will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices

(“VWAPs”) of CBS Class B common stock (the “Average CBS Price”) and Outdoor Americas common stock (the “Average Outdoor Americas Price”), respectively, on the NYSE during the three consecutive trading days ending on and including the Expiration Date (the “Averaging Dates” and this three-day period, the “Averaging Period”), which are currently expected to be July 7, July 8 and July 9, 2014, respectively. The Averaging Period will not change, however, if the Exchange Offer is extended solely as a result of any extension triggered by the upper limit (as discussed below). See “The Exchange Offer—Terms of the Exchange Offer.”

CBS Class B common stock and Outdoor Americas common stock are listed on the NYSE under the symbols “CBS” and “CBSO,” respectively. The reported last sales prices of CBS Class B common stock and Outdoor Americas common stock on the NYSE on June 10, 2014 were $61.13 and $32.06 per share, respectively. The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on June 10, 2014, based on the VWAPs of CBS Class B common stock and Outdoor Americas common stock on June 6, June 9 and June 10, 2014, would have provided for 2.0238 shares of Outdoor Americas common stock to be exchanged for every share of CBS Class B common stock accepted.

Neither CBS nor Outdoor Americas will indemnify any individual stockholder for any taxes that may be incurred in connection with the Exchange Offer.

2. Upon the terms and subject to the conditions set forth in the Prospectus, tendering stockholders whose shares of CBS Class B common stock are accepted by CBS pursuant to the Exchange Offer will receive Outdoor Americas common stock (and cash in lieu of fractional shares).

3. CBS’s obligation to exchange shares of Outdoor Americas common stock for shares of CBS Class B common stock is subject to certain conditions, as described in the Prospectus, which you should read carefully and in its entirety.

4. Shares of CBS Class B common stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer and, unless CBS has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once CBS accepts shares of CBS Class B common stock pursuant to the Exchange Offer, your tender is irrevocable.

5. Tendering stockholders who fail to complete and sign the Form W-9 provided in the Letter of Transmittal or submit a complete IRS Form W-8BEN, as applicable, may be subject to required U.S. federal backup withholding applicable to the gross cash proceeds payable to such stockholder or other payee pursuant to the Exchange Offer.

6. Participants in the CBS 401(k) Plan or Outdoor 401(k) Plan should follow the special instructions that are being sent to them by the plan administrator. Such participants should not use the Letter of Transmittal to direct the tender of shares of CBS Class B common stock held in these plans. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of CBS Class B common stock allocable to their Savings Plan accounts, subject to certain limitations set forth in any instructions provided by the plan administrator. To allow sufficient time for the tender of shares by the trustee of the applicable Savings Plan, tendering holders must provide the tabulator for the trustee of the applicable Savings Plan with the requisite instructions by 1:00 p.m., New York City time, on July 3, 2014, unless the exchange offer is extended. If the exchange offer is extended, and if administratively feasible, the deadline for receipt of your direction may also be extended.

The Exchange Offer is made solely by means of the Prospectus and the enclosed Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of CBS Class B common stock in any jurisdiction in which the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

If you wish to have us tender any or all of your shares of CBS Class B common stock, please complete, sign, detach and return to us the instruction form on the reverse side of this letter. An envelope to return to us your instruction form is enclosed. If you authorize the tender of your shares of CBS Class B common stock, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration date of the Exchange Offer.

Instructions with Respect to

CBS CORPORATION’S

Offer to Exchange up to 97,000,000 Shares of Common Stock of

CBS OUTDOOR AMERICAS INC.

which are owned by CBS Corporation

for Outstanding Shares of Class B Common Stock of

CBS CORPORATION

Pursuant to the Prospectus dated June 11, 2014

The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus dated June 11, 2014 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by CBS Corporation, a Delaware corporation (“CBS”), up to 97,000,000 shares of common stock, par value $0.01 per share (“Outdoor Americas common stock”), of CBS Outdoor Americas Inc., a Maryland corporation (“Outdoor Americas”), owned by CBS for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B common stock”), of CBS that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, at an exchange ratio of shares of Outdoor Americas common stock for each share of CBS Class B common stock tendered, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

This instructs you to tender the number of shares of CBS Class B common stock indicated below (or if no number is indicated below, all shares of CBS Class B common stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal furnished to the undersigned.

Account Number:

Number of shares of CBS Class B common stock to be tendered*:

*	Unless otherwise indicated, it will be assumed that all shares of CBS Class B common stock we hold for your account are to be tendered.

ODD-LOT SHARES

☐	By checking this box, I represent that am the direct or beneficial owner of less than 100 shares of CBS Class B common stock and am tendering all my shares of CBS Class B common stock.

Dated:                     ,

Signature(s)

Please type or print your name(s) here

Please type or print address

Area Code and Telephone Number

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE FINANCIAL ADVISORS, EXCHANGE AGENT, THE INFORMATION AGENT, ANY OF THE DEALER-MANAGERS, CBS OUTDOOR AMERICAS INC. OR CBS CORPORATION. DELIVERY TO ANY OF SUCH OTHER PERSONS WILL NOT CONSTITUTE A VALID DELIVERY.